POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS, that the undersigned hereby makes, constitutes and appoints each of Howard Widra, James Harper, Barbara Matas, R. Rudolph Reinfrank, Elliot Stein, Jr., Tanner Powell, Ted McNulty, Kristin Hester and Ryan Del Giudice with full power to act without the other, as the undersigned’s agent and attorney-in-fact for the purpose of executing in the undersigned’s name, in the undersigned’s capacity as a Trustee and/or officer of MidCap Apollo Institutional Private Lending, any statement of beneficial ownership on Form 3, 4, or 5 to be filed with the United States Securities and Exchange Commission.

All past acts of an attorney-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

This Power of Attorney shall be valid from the date hereof until revoked by me.

IN WITNESS HEREOF I have executed this instrument as of the 25th day of June, 2025.

/s/ Kenneth Seifert Jr.	Chief Financial Officer and Treasurer
Kenneth Seifert Jr.